Exhibit 10.15

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Double asterisks denote omissions.

LICENSE AGREEMENT

Preamble

This License Agreement (this “Agreement”) effective as of November 30, 2010 (the “Effective Date”), is made by and between Amsterdam Molecular Therapeutics (AMT) B.V., a closed limited liability company with registered offices at Meibergdreef 61, 1100 DA Amsterdam, the Netherlands (“AMT’), and Amgen Inc., a Delaware corporation whose address is One Amgen Center Drive, Thousand Oaks, CA 91320-1799, USA (“Amgen”).  AMT and Amgen are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, AMT is a company engaged in the research, development, manufacturing and commercialization of gene therapy products, including research and development of therapeutics for the treatment of neurological diseases and other diseases; and

WHEREAS, Amgen is a company engaged in the research, development, manufacturing and commercialization of pharmaceutical and biotechnology products, including research and development of therapeutics for the treatment of neurological diseases and other diseases; and

WHEREAS, Amgen has developed glial-cell derived neurotrophic factor (“GDNF”) for the treatment of neurological diseases and has certain rights to Licensed Patent Rights and Licensed Know-How (each as defined below), but Amgen is not currently engaged in the Exploitation (as defined below) of any gene therapy treatment with respect to GDNF; and

WHEREAS, Amgen and AMT previously entered into that certain License and Collaboration Agreement dated as of September 11, 2008 (the “Original Agreement”) pursuant to which the Parties agreed to participate in a collaboration relating to the development and production of a recombinant adeno-associated virus (“AAV”) that delivers GDNF; and

WHEREAS, the Parties wish to terminate the Original Agreement and by this Agreement to provide for a license by Amgen to AMT under the Licensed Patent Rights and the Licensed Know-How for the Exploitation of GDNF Products (as defined below).

NOW, THEREFORE, the Parties in consideration of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, hereby agree as follows:

ARTICLE 1.                                    DEFINITIONS

The following terms shall have the meanings set forth below:

SECTION 1.1                                             “AAV” has the meaning set forth in the Recitals.

Amgen Contract No.: 2010549620

SECTION 1.2                                             “Affiliate” means any Person which controls, is controlled by or is under common control with a Party.  For purposes of this Section 1.2 (“Affiliate”), “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors and (ii) in the case of non-corporate entities, direct or indirect ownership of fifty percent (50%) or more of the equity or income interest therein.  Notwithstanding the preceding provisions, with respect to an Affiliate of a Party to this Agreement, once such entity ceases to be an Affiliate of such Party, then, without any further action, such entity shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate.

SECTION 1.3                                             “Agreement” has the meaning set forth in the Preamble.

SECTION 1.4                                             “Amgen” has the meaning set forth in the Preamble.

SECTION 1.5                                             “Amgen Indemnified Parties” has the meaning set forth in Section 9.9.2 (By AMT).

SECTION 1.6                                             “AMT” has the meaning set forth in the Preamble.

SECTION 1.7                                             “AMT Improvements” means all Know-How and Materials comprising or relating to any results generated solely by or on behalf of AMT in its Exploitation of GDNF Products up to the date of any termination of this Agreement comprising (i) construction of the baculoviruses required for manufacturing of a GDNF Product in insect cells and any other process development or optimization of AMT’s baculovirus-based vector production system in insect suspension culture (upstream) or affinity chromatography-based purification system (downstream); or (ii) improvements and characterization of AMT’s AAV5 platform, particularly for CNS applications; in each case including but not limited to all improvements, modifications and developments generated solely by or on behalf of AMT in its Exploitation of GDNF Products up to the date of any termination of this Agreement to the AMT Licensed Know-How (including AMT Manufacturing Technology) and Materials comprising AMT Licensed Know-How as of the Original Agreement Effective Date relating to the subject matter described in clauses (i) and (ii) above.

SECTION 1.8                                             “AMT Indemnified Parties” has the meaning set forth in Section 9.9.1 (By Amgen).

SECTION 1.9                                             “AMT Licensed Know-How” means all Know-How including AMT Manufacturing Technology and Materials that is Controlled by AMT and/or its Affiliates during the term of this Agreement including AMT Improvements.

SECTION 1.10                                      “AMT Licensed Patent Rights” means (i) (a) the patents and patent applications listed on Schedule 1.10 and any patent applications from which any such patents or patent applications claim priority and any patent applications filed by AMT claiming or otherwise in relation to AMT Improvements; (b) all patent applications filed in any jurisdiction corresponding to or claiming priority directly or indirectly from any patent and/or patent application referred to in the foregoing clause (a); (c) all divisionals, continuations and continuations-in-part of the patent applications referred to in the foregoing clauses (a) and (b); (d) all patents issuing from the patent applications referred to in the foregoing clauses (a), (b) and (c); and (e) all reissues, re-filings, re-examination certificates, registrations, confirmations, extensions, substitutions, renewals, foreign counterparts, and supplementary protection certificates of the patents and/or patent applications referred to in the foregoing clauses (a), (b), (c) and (d), and (ii) any and all patents and/or patent applications Controlled during the term of this Agreement by AMT and/or its Affiliates that would (absent the licenses granted herein) be infringed by the Exploitation of a GDNF Product or the infringement of which would (absent the licenses granted herein) be induced or contributed to by the Exploitation of a GDNF Product.  For purposes of determining whether a patent application falls within this definition, a patent application shall be considered “infringed” if its pending claims would be infringed if issued as then currently set forth in the patent application.

SECTION 1.11                                      “AMT Manufacturing Technology” means any of the following that are reasonably necessary for manufacturing of GDNF Products: (i) AAVs, virions, plasmids, host cells, packaging cells, or components of any of the foregoing, reagents, assays, processes, and protocols; (ii) data, including in vivo and in vitro data produced by or on behalf of AMT or its Affiliates; and (iii) any other documentation (including any CMC sections of regulatory filings) or materials in each case (i), (ii) and (iii) Controlled by AMT or its Affiliates.

SECTION 1.12                                      “Bankruptcy Code” has the meaning set forth in Section 9.21 (License to Intellectual Property).

SECTION 1.13                                      “Bundle” means a GDNF Product (a) sold together with another pharmaceutical product for a single price including fixed combinations or (b) sold as part of a delivery agent (such as a viral vector) which contains two or more different therapeutic genes or therapeutic fragments of genes and not all of the therapeutic genes or fragments of genes encode GDNF or a fragment of GDNF that has Functional Activity.

SECTION 1.14                                      “Business Day” means a calendar day that is neither (a) a public holiday in New York, New York, (b) a recognized Federal holiday in the U.S. (b) a government-recognized holiday in the Netherlands, nor (d) a formal company-specific holiday of a Party, including Amgen’s voluntary holiday shut downs.

SECTION 1.15                                      “Calendar Quarter” means each respective period of 3 consecutive months ending on March 31, June 30, September 30 and December 31 of each Calendar Year.

SECTION 1.16                                      “Calendar Year” means each respective period of 12 months commencing on January 1 and ending on December 31.

SECTION 1.17                                      “CMO” has the meaning set forth in Section 3.1 (Manufacturing).

SECTION 1.18                                      “COGS” means all direct costs actually incurred by AMT and/or its Affiliates (and for the purposes of Section 4.2(iii), and/or its Sublicensees) in (i) the manufacture (or procurement from Third Parties) of GDNF Products, including purchase of raw materials used to manufacture GDNF Products, payments to Third Party subcontractors for the manufacture of GDNF Products and (ii) the provision of services using GDNF Products, but in each case excluding Third Party License Payments; provided, however, that (A) “COGS” shall not include any amounts attributable to (i) idle or underutilized facilities, (ii) general corporate overhead, or (iii) equity-based compensation provided to any employee, officer or director of AMT and/or its Affiliate (and for the purposes of Section 4.2(iii), and/or its Sublicensees), and (B) in determining “COGS,” amounts related to or attributable to employees of AMT and/or its Affiliates (and for the purposes of Section 4.2(iii), and/or its Sublicensees) shall only be included to the extent they are Employment Costs allocable to personnel directly involved in the manufacture of GDNF Products such as equipment operators, line mechanics, set up mechanics and material handlers to supply the line, and amounts allocable to time during which such Product-Related Personnel conduct other activities (including without limitation manufacture of other products), as well as Employee Costs for any other personnel, shall be excluded.

SECTION 1.19                                      “Collaboration Option” has the meaning set forth in Section 2.6 (Collaboration Option).

SECTION 1.20                                      “Collaboration Territory” means the U.S., Mexico and Canada.

SECTION 1.21                                      “Completion of the first Phase 2 Clinical Trial” means completion and approval of the Clinical Study Report as defined in ICH E6 or its equivalent in any jurisdiction where such Phase 2 Clinical Trial is carried out.

SECTION 1.22                                      “Confidential Information” means all proprietary information (whether or not patentable) communicated to either Party by or on the behalf of the other Party and indicated in writing as “Confidential” (or, if disclosed orally or visually, indicated in a written summary as confidential within [**] days of the initial disclosure thereof), including:  formulations, techniques, methodology, equipment, instrumentation, data, reports, know-how, sources of supply, patent positioning, business plans and projections, Sublicense terms, Payment Reports, and strategy and other information about prosecution of the Licensed Patent Rights, including the content of any communications under Section 7.1 (Patent Prosecution).

SECTION 1.23                                      “Control” means with respect to any Know-How (including any Licensed Know-How), Material or intellectual property rights (including Licensed Patent Rights) to which either Party has rights as of the Original Agreement Effective Date or obtains rights after the Original Agreement Effective Date but before termination of this Agreement, possession by a Party or its Affiliate of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Know-How, Material or intellectual property right as provided for in this Agreement (i) without violating the terms of any agreement with any Third Party in existence as of the Original Agreement Effective Date and (ii) without requiring any further payment (whether or not then due and payable) under any agreement with any Third Party (unless Amgen has, in accordance with Section 8.5.1.1 (Grant of License), elected to pay AMT any amounts owed to such Third Party under the Third Party Agreements by reason of Amgen’s Exploitation of GDNF Products).

SECTION 1.24                                      “Cover” means that the Exploitation of a GDNF Product within the Licensed Field would infringe or induce or contribute to the infringement of a Patent Right absent a license thereof.

SECTION 1.25                                      “Data Package” has the meaning set forth in Section 2.6 (Collaboration Option).

SECTION 1.26                                      “Defending Party” has the meaning set forth in Section 7.2 (Defense of Third Party Infringement Claims).

SECTION 1.27                                      “Diligence Notice” has the meaning set forth in Section 5.5 (Diligence Schedule).

SECTION 1.28                                      “Divest” means, with respect to any Subsequent Distracting Program, the sale, exclusive license or other transfer of all of the right, title and interest in and to such Subsequent Distracting Program, as applicable, including technology, know-how, patent(s), trademark(s), and other assets solely relating thereto, (except to the extent that such other assets have uses other than for the Subsequent Distracting Program) to an independent Third Party by AMT or its Affiliates without the retention or reservation of any rights or interest, including not exercising nor having the ability to materially participate in or advise with respect to the research, development, manufacture or commercialization of any product in the Subsequent Distracting Program (other than solely an economic interest, the right to enforce customary terms and conditions contained in the relevant agreements effectuating such Divestiture (such as obligations to use diligent efforts to develop and/or commercialize the Subsequent Distracting Program) and customary reversionary rights in the event of certain terminations).  For avoidance of doubt, co-development and co-marketing arrangements are not considered transactions that Divest a Subsequent Distracting Program.

SECTION 1.29                                      “Effective Date” has the meaning set forth in the Preamble.

SECTION 1.30                                      “EMA” means the European Medicines Agency and any successor agency.

SECTION 1.31                                      “Employment Costs” means actual costs incurred by AMT and/or its Affiliates with respect to any employee, but excluding any allocable overhead.

SECTION 1.32                                      “Enforcement Action” has the meaning set forth in Section 7.3 (Enforcement).

SECTION 1.33                                      “Enforcing Party” has the meaning set forth in Section 7.3 (Enforcement).

SECTION 1.34                                      “Exploit” means to research, have researched, develop, have developed, make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, import, have imported, export have exported or otherwise exploit, or transfer possession of or title in, a product.  Cognates of the word “Exploit” shall have correlative meanings.

SECTION 1.35                                      “FDA” means the United States Food and Drug Administration and any successor agency.

SECTION 1.36                                      “Foreign Currency Amount” has the meaning set forth in Section 6.3 (Exchange Rate; Manner and Place of Payment).

SECTION 1.37                                      “Functional Activity” means neurotrophic activity with respect to dopaminergic neurons with an ability to (i) signal through the GDNF receptor complex and (ii) (a) increase tyrosine hydroxylase immunoreactivity or (b) protect against neurotoxin-mediated cell death.

SECTION 1.38                                      “IFRS” means International Financial Reporting Standards, consistently applied, as used by AMT to record the relevant transaction.

SECTION 1.39                                      “Infringing Product” has the meaning set forth in Section 7.3 (Enforcement).

SECTION 1.40                                      “GDNF” has the meaning set forth in the Recitals.

SECTION 1.41                                      “GDNF Product” means any Gene Therapy product capable of delivering GDNF or the gene encoding GDNF, or in either case any fragment of GDNF that has Functional Activity.

SECTION 1.42                                      “Gene Therapy” means therapy conducted by means of delivery (by any means, including ex vivo, in vivo or otherwise) of one or more nucleic acid sequences (including, DNA, RNA or any hybrids thereof and combinations with other chemical entities or macromolecules, whether coding or noncoding).

SECTION 1.43                                      “Governmental Authority” means any government or supranational administrative agency, commission or other governmental or supranational authority, body or instrumentality, or any federal, state, local, domestic or foreign governmental or supranational regulatory body.

SECTION 1.44                                      “IND” means an Investigational New Drug Application (including any amendments thereto) submitted to the FDA or any comparable filings with a Governmental Authority in any country outside the U.S. for a drug or other therapy, before the commencement of clinical trials involving a GDNF Product.

SECTION 1.45                                      “Know-How” means data, inventions, know-how, trade secrets, methods, knowledge and information (including chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, and quality control testing data), in each case reasonably necessary for the Exploitation of GDNF Products.

SECTION 1.46                                      “Launch” means the date of the first commercial sale by AMT, its Affiliate or its Sublicensee of a GDNF Product.

SECTION 1.47                                      “Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction together with the rules and regulations of any securities exchange.

SECTION 1.48                                      “Licensed Field” means all uses in Gene Therapy.

SECTION 1.49                                      “Licensed Know-How” means any Know-How that (i) is Controlled by Amgen and/or its Affiliates and (ii) was provided by Amgen to AMT under the Original Agreement (but only to the extent expressly designated in writing by Amgen as “Amgen Licensed Know-How”).  For the avoidance of doubt, the cell lines 32D and NGR-38 and the protocols outlining the methodology for the purposes of assessing the biological activity of the GDNF construct are Licensed Know-How.

SECTION 1.50                                      “Licensed Patent Rights” means (i) the patents and patent applications listed on Schedule 1.50 and any patent applications from which any such patents or patent applications claim priority; (ii) all patent applications filed in any jurisdiction corresponding to or claiming priority directly or indirectly from any patent and/or patent application referred to in the foregoing clause (i); (iii) all divisionals, continuations and continuations-in-part of the patent applications referred to in the foregoing clauses (i) and (ii); (iv) all patents issuing from the patent applications referred to in the foregoing clauses (i), (ii) and (iii); (v) all reissues, re-filings, re-examination certificates, registrations, confirmations, extensions, substitutions, renewals, foreign counterparts, and supplementary protection certificates of the patents and/or patent applications referred to in the foregoing clauses (i), (ii), (iii) and (iv); (vi) any other Patent Rights Controlled by Amgen and/or its Affiliates as of the Effective Date necessary for the Exploitation of a GDNF Product (but only to the extent such Patent Rights Cover any GDNF Product as developed by AMT as of the Effective Date); and (vii) any other Patent Rights Controlled by Amgen and/or its Affiliates during the Payment Term that have been conceived, generated or reduced to practice in the course of any research conducted in accordance with Section 2.2 and that are necessary or useful for the Exploitation of a GDNF Product.

SECTION 1.51                                      “Losses” has the meaning set forth in Section 9.9.1 (By Amgen).

SECTION 1.52                                      “Materials” means biological materials or chemical compounds including GDNF AAVs, virions, plasmids, host cells, packaging cells, or components of any of the foregoing, assays, screens, data, protocols, knock-out mice and other animal models, cell lines, cells, nucleic acids, receptors and reagents.

SECTION 1.53                                      “NDA” means a New Drug Application, Biological License Application or other applicable regulatory filing submitted to the FDA, the EMA or any equivalent entity outside the U.S. and the European Union for a drug or other therapy, which if granted, would be sufficient to permit under applicable Law the promotion and/or sale of such drug or other therapy.

SECTION 1.54                                      “Net Revenues” means Net Sales and Net Service Revenues.  Notwithstanding the foregoing, in the event that Amgen exercises the Collaboration Option, Net Revenues shall exclude any Net Revenues achieved by Amgen, its Affiliates and/or their respective sublicensees in the Collaboration Territory.

SECTION 1.55                                      “Net Sales” means the gross invoiced sales prices charged for GDNF Products sold by or for AMT and/or its Affiliates (and for the purposes of Section 4.2(iii), and its Sublicensees) in arms length transactions to Third Parties (but not including sales relating to transactions between AMT, its Affiliates (and for the purposes of Section 4.2(iii), its Sublicensees), and/or their respective agents, unless for end use consumption), less the total of the following charges or expenses as determined in accordance with IFRS: (i) trade, cash, prompt payment and/or quantity discounts including promotional or service discounts; (ii) returns, allowances, rebates, chargebacks, or payments to government agencies; (iii) retroactive price reductions applicable to sales of such product; (iv) fees paid to distributors, selling agents (excluding any sales representatives of AMT or any of its Affiliates (or for the purposes of Section 4.2(iii), its Sublicensees)), group purchasing organizations and managed care entities or similar types of organizations; (v) credits or allowances for product replacement, whether cash or trade; (vi) non-recoverable sales taxes, excise taxes, tariffs and duties (excluding taxes when assessed on income derived from sales); and (vii) bad debt, freight or other transportation charges, insurance charges, additional special packaging, and other governmental charges.  Notwithstanding the foregoing, the Parties intend that Net Sales exclude amounts invoiced for or revenues attributable to services ancillary to the delivery or use of GDNF Products including surgical procedures, hospital stays or the like, as well as amounts invoiced for devices sold in connection with any GDNF Product.  If AMT (or its Affiliates (or for the purposes of Section 4.2(iii), its Sublicensees)) sells a GDNF Product to a Third Party to whom it also provides other products or services (including any device used or sold in connection with such GDNF Product), AMT (and its Affiliates (and for the purposes of Section 4.2(iii), its Sublicensees)) shall not price, discount or otherwise offer (including bundling) the GDNF Product in any way that benefits such other products or services at the expense of such GDNF Product or otherwise disadvantages Amgen with respect to royalties that would be paid to Amgen hereunder.  In all events, AMT (and its Affiliates (and for the purposes of Section 4.2(iii), its Sublicensees)) shall price and offer GDNF Products sold by it hereunder in a manner consistent with standard practices in the pharmaceutical industry and applicable Law.

Any disposal of GDNF Products at no charge for, or use of GDNF Products at no charge in clinical or pre-clinical trials, and GDNF Products given as free samples, or distributed at no charge to patients unable to purchase GDNF Product shall not be included in Net Sales.

Upon any sale or other disposal of any GDNF Product for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Sales under this Agreement, such GDNF Product shall be deemed to be sold at the average sales price for such GDNF Product having the same dosage form and strength during the applicable reporting period in the country where such sale or other disposal occurred when such GDNF Product is sold alone and not with other products, and if such GDNF Product is not sold alone in such country during the applicable reporting period, then such GDNF Product shall be deemed to be sold at the average sales price during the applicable reporting period generally achieved for such GDNF Product having the same dosage form and strength in the rest of the world.

Where a GDNF Product is sold in a Bundle, then for the purposes of calculating the Net Sales under this Agreement, such GDNF Product shall be deemed to be sold for an amount equal to (X/(X+Y)) * Z, where: X is the average sales price during the applicable reporting period for such GDNF Product being sold alone (in the same dosage form) (or, should more than one GDNF Product be included in a Bundle with a product other than a GDNF Product, the sum of such average sales prices for the included GDNF Products) in the particular country of sale; Y is the sum of the average sales price during the applicable reporting period in the particular country of sale, when sold alone, of each pharmaceutical (other than the included GDNF Product(s)) included in the Bundle (in the same dosage form); and Z equals the Net Sales of such Bundle. In the event that a GDNF Product or one or more of the other pharmaceuticals in the Bundle are not sold separately (in the same dosage form), the Parties will discuss in good faith to determine an equitable fair market price to apply to such GDNF Product or other pharmaceutical in the Bundle.

SECTION 1.56                                      “Net Service Revenues” shall mean the revenues from any use of a GDNF Product in the provision of a service performed by or for AMT and its Affiliates and Sublicensees, to the extent not taken into account as Net Sales, less the total of the following charges or expenses as determined in accordance with IFRS, in each case as they relate to the provision of such service using a GDNF Product during such time period: (i) trade, cash, prompt payment and/or quantity discounts including promotional or service discounts; (ii) allowances, rebates, chargebacks, or payments to government agencies; and (iii) fees paid to selling agents (excluding any representatives of AMT or any of its Affiliates or Sublicensees), group purchasing organizations and managed care entities or similar types of organizations.  Notwithstanding the foregoing, the Parties intend that Net Service Revenues exclude amounts invoiced for or revenues attributable to services ancillary to the delivery or use of GDNF Products including surgical procedures, hospital stays or the like, as well as amounts invoiced for devices sold in connection with any GDNF Product.  If AMT (or its Affiliates or Sublicensees) uses a GDNF Product in connection with the provision of a service to a Third Party to whom it also provides other products or services (including any device used or sold in connection with such GDNF Product), AMT (and its Affiliates and Sublicensees) shall not price, discount or otherwise offer (including bundling) the GDNF Product in any way that benefits such other products or services at the expense of such GDNF Product or otherwise disadvantages Amgen with respect to royalties that would be paid to Amgen hereunder.  In all events, AMT (and its Affiliates and Sublicensees) shall price and offer services using GDNF Products hereunder in a manner consistent with standard practices in the pharmaceutical industry and applicable Law.

Where AMT (or its Affiliates or Sublicensees) uses a GDNF Product in a Bundle in connection with the provision of a service to a Third Party, then for the purposes of calculating the Net Service Revenues under this Agreement, such service shall be deemed to be provided for an amount equal to (X/(X+Y)) * Z, where: X is the average sales price during the applicable reporting period for the services in relation to such GDNF Product being provided alone (or, should more than one GDNF Product be included in a Bundle with a pharmaceutical product other than a GDNF Product, the sum of such average sales prices for the included GDNF Product) in the particular country of the provision of the service; Y is the sum of the average sales price during the applicable reporting period in the particular country of the provision of the service, when sold alone, of each pharmaceutical product (other than the included GDNF Product(s)) included in the Bundle; and Z equals the Net Service Revenues of such Bundle.  In the event that a service in connection with a GDNF Product or one or more of the other pharmaceutical products in the Bundle are not sold separately, the Parties will discuss in good faith to determine an equitable fair market price to apply to such GDNF Product services or other pharmaceutical products in the Bundle.  For the purposes of this definition, a GDNF Product service upon which Net Service Revenues are payable is that service directly related to the use of the GDNF Product and not any ancillary services.  For example, but not by way of limitation, a GDNF Product service would be the injection of a GDNF Product into a patient but would not cover any fees payable for the patient’s hospital stay or for other procedures carried out on the patient, for example to check that they are suitable for treatment.

SECTION 1.57                                      “Original Agreement” has the meaning set forth in the Recitals.

SECTION 1.58                                      “Original Agreement Effective Date” means September 11, 2008.

SECTION 1.59                                      “Partnered Net Revenues” means any Net Revenue attributable to the sale of a GDNF Product that is the subject of a profit and loss allocation between AMT and any Sublicensee.  For the avoidance of doubt, Partnered Net Revenues does not include any Sublicensing Revenue, in particular royalties or milestones paid by a Sublicensee to AMT.

SECTION 1.60                                      “Party” has the meaning set forth in the Preamble.

SECTION 1.61                                      “Patent Rights” means any patent applications and any patents issuing from such patent applications, author certificates, inventor certificates, utility certificates, improvement patents and models, and certificates of addition and all counterparts of them throughout the world, including any divisional applications and patents, filings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

SECTION 1.62                                      “Payment Report” has the meaning set forth in Section 6.1 (Payment; Reports).

SECTION 1.63                                      “Payment Term” means, with respect to a Licensed Product in a given country, the period of time commencing on Launch of such Licensed Product in such country and continuing until the later of (a) expiration of the last to expire Licensed Patent Right issued in such country containing at least one Valid Claim Covering the GDNF Product and (b) the tenth (10th) anniversary of Launch of such GDNF Product in such country.

SECTION 1.64                                      “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

SECTION 1.65                                      “Phase 2 Clinical Trial” means, with respect to the United States, any human clinical trial conducted in the specific patient population with the disease or condition of interest intended to be studied in a Phase 3 Clinical Trial for the purposes of preliminary assessment of efficacy in the indication being studied, as described under 21 C.F.R. §312.21(b) (or its successor regulation), and that, if the defined end-points are met, is sufficient to allow the initiation of a Phase 3 Clinical Trial in the indication being studied, or, with respect to a jurisdiction other than the United States, an equivalent clinical study.

SECTION 1.66                                      “Phase 3 Clinical Trial” means, with respect to the United States, any human clinical trial, that, if the defined end-points are met, is designed and intended to be a pivotal trial to support the filing of an application to obtain Regulatory Approval with the FDA (or its successor) as required under 21 C.F.R. §312.21 (c) (or its successor regulation), or, with respect to a jurisdiction other than the United States, an equivalent clinical study.

SECTION 1.67                                      “Reasonably Diligent Efforts” means, with respect to a particular GDNF Product and those activities hereunder with respect to such GDNF Product including development and commercialization, those efforts and resources that AMT would normally use with respect to a pharmaceutical product, which product is owned by AMT or to which AMT has similar rights with a similar market potential at a similar stage in development or product life as the GDNF Product, taking into account all relevant factors, based on the facts and circumstances at the time, including without limitation safety and efficacy issues, other medical and clinical considerations, product labeling or anticipated labeling, product profile, present and future market potential, past performance of similar products (including both GDNF Products and AMT’s own pharmaceutical products that are of similar market potential), competitive market conditions, the likely timing of the product’s entry into the market, financial considerations, intellectual property considerations and the likelihood of regulatory approval.

SECTION 1.68                                      “Regulatory Approval” means, in the applicable country, any approvals (including pricing and reimbursement approvals, where necessary to initiate marketing activities), licenses, registrations or authorizations of any national or international or local regulatory agency, department, bureau or other governmental entity, necessary and sufficient for the marketing and sale of a GDNF Product by AMT, its Affiliate or Sublicensee.

SECTION 1.69                                      “Regulatory Filings” means all applications, filings, dossiers and the like (excluding routine adverse event expedited or periodic reporting), submitted to a Governmental Authority for the purpose of obtaining Regulatory Approval from that Governmental Authority in the Licensed Field.

SECTION 1.70                                      “Revenue Sharing Payments” has the meaning set forth in Section 4.2 (Revenue Sharing).

SECTION 1.71                                      “Sublicense” means a grant of any right or license to Exploit GDNF Products under the Licensed Patent Rights and/or the Licensed Know-How and/or a grant of any right or license to Exploit GDNF Products under the AMT Licensed Patent Rights and/or AMT Licensed Know-How.  Likewise, “Sublicensee” means the Person to whom rights are granted under a Sublicense.  For the avoidance of doubt, the grant of a right or license with respect to any one or more activities identified within the definition of “Exploit” shall be a “Sublicense” for purposes of this Agreement, regardless of whether such Sublicense conveys to the applicable Sublicensee a right or license with respect to all activities within the definition of “Exploit.” By way of illustration and not limitation, the granting to a Third Party of a license to sell, but not manufacture, GDNF Products shall be a “Sublicense.” For the sake of clarity, unless the Parties agree otherwise, Amgen’s election to exercise the Collaboration Option shall not result in Amgen being a Sublicensee for the purposes of this Agreement.

SECTION 1.72                                      “Sublicensing Revenue” means in respect of any GDNF Products, all cash payments received, and the fair market value of all non-cash consideration (excluding the fair market value of any monies paid to AMT in subscription for new AMT equity or other instruments capable of conversion into AMT equity) received, by AMT and/or any of its Affiliates from any Third Party in consideration for a transaction, series of transactions or other arrangement in which such Third Party obtains (i) a Sublicense of the Licensed Patent Rights and/or Licensed Know-How (or any option or other right to obtain a Sublicense of the Licensed Patent Rights and/or Licensed Know-How) and/or (ii) a license of the AMT Licensed Patent Rights and/or AMT Licensed Know-How (or any option or other right to obtain a license of the AMT Licensed Patent Rights and/or AMT Licensed Know-How), including, without limitation, up-front payments, milestones, royalties, research funding (provided that with respect to research funding payments, only the amounts in excess of AMT’s external costs and internal costs directly related to such research activities shall be included), and any monies paid to AMT in subscription for new AMT equity or other instruments capable of conversion into AMT equity in excess of the fair market value thereof (provided, however, that Sublicensing Revenue shall exclude Partnered Net Revenues).  Notwithstanding the foregoing, in the event that Amgen exercises the Collaboration Option, Sublicensing Revenues shall exclude any payments made by Amgen, its Affiliates and/or their respective sublicensees to AMT in respect of the Collaboration Territory.

SECTION 1.73                                      “Subsequent Distracting Product” means a Gene Therapy product that delivers GDNF or the gene encoding GDNF, or in either case any fragment of GDNF that has Functional Activity that is the subject of a Subsequent Distracting Program.

SECTION 1.74                                      “Subsequent Distracting Program” means, during the applicable period specified in Article 8 (Termination), the Exploitation of any Gene Therapy product that delivers GDNF or the gene encoding GDNF, or in either case any fragment of GDNF that has Functional Activity.

SECTION 1.75                                      “Subsequent Distracting Transaction” means, during the applicable period specified in Section 8.5.1.3, any transaction whereby a Third Party that is engaged in a Subsequent Distracting Program becomes an Affiliate or is merged with AMT during the applicable period.

SECTION 1.76                                      “Taxes” has the meaning set forth in Section 6.4.1 (Payment of Taxes).

SECTION 1.77                                      “Third Party” means a Person other than (i) AMT or any of its Affiliates, and (ii) Amgen or any of its Affiliates.

SECTION 1.78                                      “Third Party License Payments” means (i), with respect to any agreement that relates to intellectual property rights that solely Cover a GDNF Product, any payments made by AMT and/or its Affiliates (whether up-front payments, milestones, royalties or research funding (provided that with respect to research funding payments, only the amounts in excess of AMT’s external costs and internal costs directly related to such research activities shall be included) during the term of this Agreement to any Third Party for intellectual property rights that are necessary in the Exploitation of GDNF Products (but solely with respect to intellectual property rights that would be infringed by the Exploitation of GDNF Products absent a license therefore) including but not limited to payments to the National Institutes of Health and/or the Food and Drug Administration, and (ii), with respect to any agreement that relates to intellectual property rights that Cover more than solely a GDNF Product, any royalty payments made by AMT and/or its Affiliates during the Payment Term to any Third Party for intellectual property rights that are necessary in the Exploitation of GDNF Products.  For the sake of clarity, Third Party License Payments specifically excludes any payments that are related to any device used in connection with the delivery of a GDNF Product.

SECTION 1.79                                      “Unpartnered Net Revenues” means any Net Revenue other than Partnered Net Revenues.

SECTION 1.80                                      “U.S.” or “United States” means the several States of the United States of America, the District of Columbia, and the commonwealths, territories, and possessions of the United States of America.

SECTION 1.81                                      “VAT” has the meaning set forth in Section 6.4.3 (VAT).

ARTICLE 2.                                    LICENSES

SECTION 2.1                                             License to AMT.  Subject to Section 2.2, Amgen hereby grants to AMT and its Affiliates, during the Payment Term, (i) a worldwide, exclusive (even as to Amgen) license, with the right to grant Sublicenses, under the Licensed Patent Rights to Exploit GDNF Products in the Licensed Field, and (ii) a worldwide, exclusive (even as to Amgen) license, with the right to grant Sublicenses, under the Licensed Know-How to Exploit GDNF Products in the Licensed Field.  Upon expiration of the Payment Term in a giving country, Amgen hereby grants to AMT and its Affiliates (i) a worldwide, non-exclusive license, with the right to grant Sublicenses, under the Licensed Patent Rights to Exploit GDNF Products in the Licensed Field, and (ii) a worldwide, non-exclusive license, with the right to grant Sublicenses, under the Licensed Know-How to Exploit GDNF Products in the Licensed Field.

SECTION 2.2                                             Retention of Rights.  Notwithstanding anything herein to the contrary, Amgen retains (on behalf of itself and its Affiliates) a non-exclusive license under the Licensed Know-How and Licensed Patent Rights to: (i) conduct research (including preclinical and non-clinical activities and including academic collaborations, but excluding in vivo and clinical activities) with respect to, but not to develop or commercialize, GDNF Products in the Licensed Field; and (ii) use, make and have made GDNF Products for the purposes of such research.  Additionally, notwithstanding anything herein to the contrary, Amgen retains (on behalf of itself and its Affiliates) the right to Exploit, and authorize (by license or otherwise) Third Parties to Exploit, GDNF outside the Licensed Field.  No more than [**] during the Term, AMT may ask Amgen in writing whether, during the period from the last request (or if there has not been such a request, from the Effective Date) Amgen is or has been a party to an academic collaboration with respect to GDNF Products in the Licensed Field.  Amgen shall reply to AMT within [**] days of any such request by AMT and if in such reply Amgen notifies AMT that Amgen is or has been a party to such a collaboration, Amgen shall also inform AMT whether any inventions have been created, developed or reduced to practice in the course of such collaboration, the identity and nature of such inventions and whether Amgen owns or has taken an exclusive license to such inventions.  If Amgen does not own or has not taken an exclusive license to such inventions then AMT may request Amgen to use good faith efforts to obtain an exclusive license to such inventions (to the extent Amgen has the contractual right to do so) for the benefit of AMT (provided that AMT shall be solely and directly liable for any amounts payable to the academic collaborator in relation to such license).  Amgen represents and warrants that, as of the Effective Date, it owns or has been granted a license to all inventions with respect to GDNF Products in the Licensed Field that have been created, developed or reduced to practice in the course of any academic collaboration to which Amgen is or has been a party.

SECTION 2.3                                             Transfer of Licensed Know-How.  AMT hereby acknowledges that Amgen has completed its obligation to transfer Know-How and Materials to AMT under the Original Agreement and Amgen has no unfulfilled obligations to transfer any Know-How or Materials to AMT.  AMT acknowledges that the Materials transferred by Amgen to AMT under the Original Agreement are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of any such Materials.  Accordingly, no such Materials (unless expressly provided by Amgen otherwise in writing) shall be used in any human application, including any clinical trial.

SECTION 2.4                                             No Other Rights.  AMT acknowledges that the rights and licenses granted under this Article 2 (Licenses) and elsewhere in this Agreement are limited to the scope expressly granted.  Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by Amgen to AMT.  All rights that are not specifically granted herein are reserved to Amgen.  Without limiting the foregoing, AMT hereby acknowledges that Amgen retains the right to Exploit, and authorize (by license or otherwise) Third Parties to Exploit, any product other than a GDNF Product even if such product is covered by a claim within the Licensed Patent Rights.  For the sake of clarity, Amgen has granted certain rights under the Licensed Know-How and Licensed Patent Rights to MedGenesis Therapeutix Inc. and Biovail Laboratories International SRL outside of the Licensed Field.

SECTION 2.5                                             Limited Exploitation Rights.  Without limiting the provisions of Section 2.4 (No Other Rights), AMT agrees (on behalf of itself and its Affiliates), and shall cause each of its Sublicensees to agree as a condition to the grant of a Sublicense, not to Exploit any Licensed Know-How or Licensed Patent Rights in any use outside the Licensed Field or for any products other than GDNF Products.

SECTION 2.6                                             Collaboration Option.  AMT shall notify Amgen in writing within [**] Business Days after Completion of the first Phase 2 Clinical Trial (whether a stand-alone clinical trial or in combination with another clinical trial, i.e., a phase 1/2 clinical trial or phase 2/3 clinical trial) for the first GDNF Product.  Amgen shall have [**] Business Days from receipt of such notice to request from AMT a data package containing such information as Amgen may reasonably request and as may be available regarding such GDNF Product (the “Data Package”).  In the event that Amgen requests such Data Package, then Amgen shall have the right, by giving notice in writing to AMT, to exercise an option to obtain an exclusive license from AMT to Exploit GDNF Products in the Collaboration Territory (the “Collaboration Option”) (such option to expire [**] Business Days after the later of (i) receipt of the complete Data Package and (ii) a face-to-face meeting between the Parties to discuss any data contained in the Data Package (provided that such meeting is held within [**] Business Days after receipt of the complete Data Package).  In the event Amgen exercises the Collaboration Option, then the Parties shall enter exclusive good faith negotiations for a period of [**] Business Days (from the date of Amgen’s notice exercising the Collaboration Option) with respect to a definitive agreement governing the respective rights and obligations of the Parties with respect thereto.  In the event that the Parties are unable to enter into a definitive agreement within such [**] Business Day period, then AMT shall have the right to retain its development and commercialization rights in the Collaboration Territory; provided, however, that AMT would not be entitled to subsequently grant development or commercialization rights in the Collaboration Territory to a Third Party on financial terms less favorable to AMT than those last offered by Amgen.

ARTICLE 3.                                    MANUFACTURING, REGULATORY AND COMMERCIAL ACTIVITIES

SECTION 3.1                                             Manufacturing.  AMT, itself or through one or more Third Party contract manufacturers designated by it that have appropriate expertise and are suitably qualified, including holding the requisite permits and having been subject to or available for appropriate audits and inspections by the relevant regulatory bodiesis solely responsible for the manufacture and supply of requirements of GDNF Products (including any GDNF used in a GDNF Product).  In addition to the CMOs listed on Schedule 3.1, AMT may, with the prior written consent of Amgen, such consent not to be unreasonably withheld or delayed, transfer the Licensed Know-How related to the manufacture of GDNF to one or more other Third Party contract manufacturers at AMT’s own expense, under obligations of confidentiality and limitations on use consistent with those set out in this Agreement.  From time to time upon the written request of Amgen (but not more than [**]), AMT shall deliver to Amgen a written summary of manufacturing activities conducted hereunder by it since the last such report.  In the event that Amgen exercises the Collaboration Option and all other terms of a collaboration agreement are agreed by the Parties within the time period specified in Section 2.6 (Collaboration Option), AMT would agree, upon Amgen’s request, to supply Amgen with clinical and commercial GDNF Product for use in the Collaboration Territory at AMT’s cost as determined on an IFRS basis.

SECTION 3.2                                             Regulatory Process.  Subject to the terms of any collaboration agreement entered into by the Parties in accordance with Section 2.6 (Collaboration Option), AMT shall have sole and full control, authority, discretion and right to conduct (by itself, through its Affiliates or via a Third Party) and make all decisions regarding all development and regulatory matters (including interaction with all Governmental Authorities and preparation of any Regulatory Filings) with respect to GDNF Products.  From time to time upon the written request of Amgen (but not more than [**] in any Calendar Year), AMT shall deliver to Amgen a written summary of development and regulatory activities conducted hereunder by it since the last such report.  Amgen shall grant a right of reference to AMT to all Regulatory Approvals and Regulatory Filings owned by Amgen as of the Effective Date, if any, relating to GDNF Products in the Licensed Field.  All Regulatory Approvals and Regulatory Filings obtained by AMT relating to GDNF Products in the Licensed Field shall be solely owned by AMT and held in the name of AMT or its respective designated Affiliates or Sublicensee(s).

SECTION 3.3                                             Commercial Activities.  Subject to the terms of any collaboration agreement entered into by the Parties in accordance with Section 2.6 (Collaboration Option), AMT shall have sole responsibility for commercialization of GDNF Products.  AMT shall be solely responsible for all costs incurred in its commercialization of GDNF Products.  From time to time upon the written request of Amgen (but not more than [**] in any Calendar Year), AMT shall deliver to Amgen a written summary of commercialization activities conducted hereunder by it since the last such report; provided that nothing in this Section 3.3 (Commercial Activities) shall require AMT to disclose the identity of any current or prospective customer.  AMT shall have sole discretion with respect to the pricing of GDNF Products.

ARTICLE 4.                                    FEES AND REVENUE SHARING PAYMENTS

SECTION 4.1                                             Milestone Fee.  Upon the first approval of an NDA with respect to a GDNF Product achieved by AMT and/or its Affiliates (the “Approval Milestone”), AMT shall promptly (and, in any event, no later than [**] days) notify Amgen in writing of such occurrence and the amount received, and Amgen will invoice AMT for a one-time payment in the amount of the greater of (a) ten million US Dollars (US$10,000,000) and (b) [**]% of any milestone payments received by AMT from Third Parties in respect of the Approval Milestone.  Such payment shall be due and payable by AMT within [**] days after receipt of the invoice from Amgen.  The milestone fee is payable only once and shall not be payable for subsequent or repeated achievements of such milestone event with one or more of the same or different GDNF Products.

SECTION 4.2                                             Revenue Sharing Payments.

During the Payment Term, AMT shall make payments (“Revenue Sharing Payments”) to Amgen equal to:

(i)                                     [**] percent ([**]%) of any and all Unpartnered Net Revenues received by AMT and/or its Affiliates (but not by its Sublicensees) in any Calendar Quarter, less:

(a)                                 COGS attributable to the GDNF Product sold or used in connection with the applicable service performed in such Calendar Quarter;

(b)                                 any patent prosecution and maintenance costs incurred by AMT in the event that it has assumed responsibility to prosecute and maintain any of the Licensed Patent Rights in accordance with Section 7.1 (Patent Prosecution); and

(c)                                  any and all Third Party License Payments that are payable by AMT and/or any of its Affiliates in such Calendar Quarter ((a), (b), and (c) together being “Allowable Offsets”).

For the purpose of calculating Unpartnered Net Revenues for any given Calendar Quarter the maximum deduction for all Allowable Offsets taken together in a Calendar Quarter shall be [**] percent ([**]%) (the “Floor”) of the total applicable Unpartnered Net Revenues for that Calendar Quarter.  If the existence of the Floor results in AMT not being able to deduct the full amount of any Allowable Offsets in the Calendar Quarter when such deduction first becomes applicable then AMT can roll forward the outstanding amount to the next Calendar Quarter;

(ii)                                  [**] percent ([**]%) of any and all Sublicensing Revenues received by AMT and/or its Affiliates in any Calendar Quarter; and

(iii)                               [**] percent ([**]%) of any and all Partnered Net Revenues received by AMT and/or its Sublicensee (and/or their respective Affiliates) in any Calendar Quarter, less:

(a)                                 COGS attributable to the GDNF Product sold or used in connection with the applicable service performed in such Calendar Quarter;

(b)                                 any patent prosecution and maintenance costs incurred by AMT in the event that it has assumed responsibility to prosecute and maintain any of the Licensed Patent Rights in accordance with Section 7.1 (Patent Prosecution); and

(c)                                  any and all Third Party License Payments that are payable by AMT and/or any of its Affiliates in such Calendar Quarter ((a), (b), and (c) together being “Allowable Offsets”).

For the purpose of calculating Partnered Net Revenues for any given Calendar Quarter the maximum deduction for all Allowable Offsets taken together in a Calendar Quarter shall be [**] percent ([**]%) (the “Floor”) of the total applicable Partnered Net Revenues for that Calendar Quarter.  If the existence of the Floor results in AMT not being able to deduct the full amount of any Allowable Offsets in the Calendar Quarter when such deduction first becomes applicable then AMT can roll forward the outstanding amount to the next Calendar Quarter.

ARTICLE 5.                                    DILIGENCE

SECTION 5.1                                             Use of Reasonably Diligent Efforts.  AMT shall use Reasonably Diligent Efforts to develop at least one GDNF Product, and seek to obtain Regulatory Approvals for such GDNF Product in the U.S. and the European Union, and commercialize such GDNF Product.

SECTION 5.2                                             Sequential Implementation.  The Parties acknowledge that developing and seeking Regulatory Approvals for a GDNF Product may include sequential implementation of clinical trials and intervals between clinical trials for data interpretation and clinical program planning and approval.

SECTION 5.3                                             Holistically Determined.  Amgen acknowledges that in determining whether AMT has met its requirement to use Reasonably Diligent Efforts in accordance with Section 5.1 (Use of Reasonably Diligent Efforts) reference will be made to the totality of AMT’s activities with respect to all GDNF Product(s) (if, in AMT’s sole discretion, it decides to develop more than one GDNF Product) in all countries, not on a country-by-country basis.

SECTION 5.4                                             Excluded from Consideration.  Notwithstanding Section 5.3 (Holistically Determined), in determining whether AMT has used Reasonably Diligent Efforts, Reasonably Diligent Efforts shall be determined as if no payments were required to be made by AMT pursuant to Article 4 (Fees and Revenue Sharing Payments) of this Agreement.

SECTION 5.5                                             Diligence Schedule.  In addition to the obligations of AMT to use Reasonably Diligent Efforts set forth above, AMT shall commence a proof of concept study in non-human primates (“POC Study”) within [**] months from the Effective Date (“Diligence Period”), provided however that, where there is a study plan, budget and agreement in place for the POC Study but such POC Study has not commenced within the Diligence Period because there are insufficient animals available that are suitable for use in such study, for example due to elevated anti-AAV antibody titre levels, the Diligence Period shall be extended until such animals are available.  During this extension period, AMT shall use Reasonably Diligent Efforts to ensure the availability of such animals as soon as practicably possible.  If the POC Study has not commenced within the initial [**] month Diligence Period, AMT shall promptly (but in no event later than [**] days after the end of such initial Diligence Period) notify Amgen in writing of such failure to achieve such event within the Diligence Period (the “Diligence Notice”) and if such failure is due to the lack of animals then AMT shall provide details thereof and the Diligence Period shall be extended.  If the failure of AMT to commence the POC Study within [**] months from the Effective Date is due to factors other than lack of animals, Amgen shall have the right to terminate the Agreement by providing written notice to AMT no later than twenty (20) Business Days after receipt of the Diligence Notice.

ARTICLE 6.                                    REPORTS, PAYMENTS AND RECORDS

SECTION 6.1                                             Payment; Reports.  During the Payment Term, AMT will prepare and deliver to Amgen Revenue Sharing Payments and reports supporting such Revenue Sharing Payments (as described below) for each Calendar Quarter within [**] days of the end of each such Calendar Quarter.  Each Revenue Sharing Payment will be made from a single account in the country in which AMT is headquartered accompanied by a report of (i) Net Revenues of GDNF Products stating:  (a) the aggregate gross invoiced sales prices charged for GDNF Products and the aggregate revenues from any use of a GDNF Product in the provision of a service performed; (b) Net Sales and Net Service Revenues of GDNF Products during the applicable Calendar Quarter; (c) COGS related to units sold and services provided in such Calendar Quarter; and (ii) the amount and type of payment received from each Sublicensee during the applicable Calendar Quarter and (iii) any and all Third Party License Payments that are payable by AMT and/or any of its Affiliates in such Calendar Quarter (a “Payment Report”).  From time to time, Amgen may change its accounting and financial reporting practices from Calendar Quarters and Calendar Years to fiscal quarters and fiscal years or vice versa.  If Amgen notifies AMT of a change in Amgen’s accounting and financial reporting practices from Calendar Quarters and Calendar Years to fiscal quarters and fiscal years or vice versa, then thereafter, beginning with the period specified in the notice, the payment, reporting and other obligations of AMT hereunder related to Calendar Quarters and Calendar Years shall be deemed satisfied by compliance therewith in accordance with the new reporting periods (fiscal reporting periods or calendar reporting periods, as the case may be) instead of the previously utilized reporting periods.

SECTION 6.2                                             Invoices.  To the extent an invoice is required to be submitted by Amgen to AMT, such invoice shall be addressed to:

AMT
FAO Finance Department
P.O. Box 22506
1100 DA Amsterdam
The Netherlands

Invoices not submitted to the foregoing address may be subject to delay or return.

SECTION 6.3                                             Exchange Rate; Manner and Place of Payment.  With respect to Net Revenues invoiced or expenses incurred in a currency other than U.S. dollars or Sublicensing Revenue received in a currency other than U.S. dollars (each a “Foreign Currency Amount”), the Foreign

Currency Amount shall be converted into the U.S. dollar equivalent using a rate of exchange which corresponds to the rate used by AMT, for the respective reporting period, related to recording such Foreign Currency Amount in its books and records that are maintained in accordance with IFRS (provided, however, that if, at such time, AMT does not use a rate for converting into a U.S. dollar equivalent that is maintained in accordance with IFRS, then AMT will use a rate of exchange which corresponds to the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available)).  Any payment of royalties or Revenue Sharing Payment shall be calculated based upon the U.S. dollar equivalent calculated in accordance with the foregoing.  Any Payment Report required under Section 6.1 (Payment; Reports) shall provide the details and background information used to calculate such currency conversion.  All payments shall be made in U.S. dollars.

Payment of all sums due hereunder shall be made by check, wire transfer, or electronic funds transfer (EFT), at Amgen’s choice, to the following:

[**]

SECTION 6.4                                             Taxes.

6.4.1                     Payment of Taxes.  All excises, taxes, and duties, excluding any value-added tax (collectively “Taxes”) levied on account of a payment made by AMT to Amgen pursuant to this Agreement will be the responsibility of and paid by Amgen or shall be subject to the withholding, remittance, and offset provisions of this Section 6.4 (Taxes).

6.4.2                     Withholding by AMT.  In the event that Law requires AMT to withhold Taxes with respect to any payment to be made by AMT pursuant to this Agreement, AMT will withhold such Taxes from the amount due and furnish, within [**] days of the date of such withholding, Amgen with proof of payment of such Taxes.  AMT will provide reasonable assistance to Amgen in its efforts to claim an exemption of Taxes, obtain a refund of Taxes withheld, or obtain a credit with respect to such Taxes paid.  In order for Amgen to secure an exemption from, or a reduction in, any withholding of Taxes, Amgen shall provide to AMT such forms as reasonably required for each type of payment to be made pursuant to the Agreement for which an exemption from, or a reduction in, any withholding of Taxes is claimed.  In the event that a form previously furnished to AMT expires, is incorrect, or is inapplicable to the type of payment to be made, due to a change in circumstances or otherwise, Amgen shall furnish a new form to AMT prior to the payment of any such amount in order to secure an exemption from, or a reduction in, any withholding of Taxes with respect to such payment.

6.4.3                     VAT.  All payments due to Amgen from AMT pursuant to this Agreement shall be paid exclusive of any value-added tax (“VAT”) (which, if applicable, shall be payable by AMT upon receipt of a valid VAT invoice).

SECTION 6.5               Audits.  AMT shall keep (and cause its Affiliates and Sublicensees to keep) true and fair records of the underlying revenue and expense data relating to the calculations of Net Revenues and Revenue Sharing Payments, as well as any other payments required under this Agreement.  Amgen shall have the right, at its own expense and not more than [**] during the term of this Agreement, to have an independent, certified public accountant, selected by Amgen, audit the records of AMT, its Affiliates and Sublicensees in the location(s) where such records are maintained by the applicable entity upon reasonable notice (which shall be no less than [**] days prior written notice) and during regular business hours, and for the sole purpose of verifying the basis and accuracy of payments required and made under this Agreement.  To the extent that AMT does not have the right to grant Amgen the right to audit its Sublicensees’ books and records hereunder, AMT shall obtain for itself such right and, at the request of Amgen, AMT shall exercise such audit right with respect to Sublicensees and provide the results of such audit for inspection by Amgen pursuant to this Section 6.5 (Audits).  The books and records for any particular Calendar Year shall only be subject to [**].  The report and communication of such accountant with respect to such an audit shall be limited to a certificate stating whether any report made or payment submitted by AMT during such audited period is accurate or inaccurate and the amount of any payment discrepancy.  Such accountant shall provide Amgen and AMT with a copy of each such report simultaneously.  Should the audit lead to the discovery of a discrepancy to Amgen’s detriment, AMT shall pay the amount of the discrepancy within [**] days of AMT’s receipt of the report.  Additionally, in the event that the discrepancy is to Amgen’s detriment and is greater than [**] percent ([**]%) of all payments due in such audited period, then AMT shall pay interest on such amount at an annual rate of the [**].  Should the audit lead to the discovery of a discrepancy to AMT’s detriment, AMT will have the right to deduct such amount from any future payment obligations.  Amgen shall pay the full cost of the audit unless the discrepancy is to Amgen’s detriment and is greater than [**] percent ([**]%) of all payments due in such audited period, in which case AMT shall pay or reimburse the reasonable cost charged by such accountant for such audit.  Upon the expiration of [**] years following the end of any Calendar Year, the right to audit the books and records for such Calendar Year shall expire and the calculation of payments payable with respect to each such Calendar Year shall be binding and conclusive upon Amgen and AMT, its Affiliates and Sublicensees shall be released from any liability or accountability with respect to payments for such Calendar Year.  AMT shall no longer be required to retain such records for such Calendar Year after the expiration of such [**] year period.

SECTION 6.6               Confidentiality.  Amgen shall treat all financial information subject to review under this Article 6 (Reports, Payments and Records), or under any related Sublicense, as AMT’s Confidential Information.

ARTICLE 7.            PATENT PROSECUTION

SECTION 7.1               Patent Prosecution.  As between the Parties, Amgen shall have the sole right, at Amgen’s sole expense, to control the Prosecution and Maintenance of the Licensed Patent Rights, including, if Amgen so elects, through the use of outside counsel.  Solely with respect to Licensed Patent Rights covering the GDNF Products in whole or in part in the Licensed Field, Amgen agrees to: (i) keep AMT reasonably informed with respect to such activities; and (ii) provide AMT with all material documentation and correspondence from, sent to or filed with patent offices regarding the Licensed Patent Rights.  If Amgen (or its designee) determines to abandon any claims within the Licensed Patent Rights that have application solely in the Licensed Field, then Amgen shall provide AMT with notice at least [**] days prior to the date such abandonment would become effective.  In such event, subject to any right of a Third Party as of the Effective Date to control Prosecution and Maintenance of the Licensed Patent Rights, AMT shall have the right, at its option, to control the Prosecution and Maintenance of such claims, at its own expense (subject to Section 4.2(i) and 4.2(iii)), in Amgen’s name.  For purposes of the foregoing, “Prosecution and Maintenance” means, with respect to a patent or patent application, the preparing, filing, prosecuting and maintenance of such patent or application, as well as re examinations, reissues, requests for patent term extensions and the like with respect thereto, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular patent or patent application.

SECTION 7.2               Defense of Third Party Infringement Claims.  If any GDNF Product Exploited by or under the authority of AMT becomes the subject of a Third Party’s claim or assertion of infringement of a patent relating to the manufacture, use, sale, offer for sale or importation of such GDNF Product, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action.  Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”).  Neither Party shall enter into any settlement of any claim described in this Section 7.2 (Defense of Third Party Infringement Claims) that admits to the invalidity or unenforceability of the Licensed Patent Rights, incurs any financial liability on the part of the other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party without such other Party’s written consent, which consent shall not be unreasonably withheld or delayed.  In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense.

SECTION 7.3               Enforcement.

7.3.1                     Subject to the provisions of this Section 7.3 (Enforcement), in the event that a Party reasonably believes that any Licensed Patent Right is being infringed by a Third Party or is subject to a declaratory judgment action or impeachment action (or any other similar judicial court proceeding) arising from such infringement, in each case with respect to the manufacture, use, sale, offer for sale or importation of a GDNF Product in the Licensed Field (an “Infringing Product”), such Party shall promptly notify the other Party.  In such event, AMT shall have the initial right (but not the obligation) to enforce such Licensed Patent Rights in the Licensed Field with respect to infringement by an Infringing Product, or to defend any declaratory judgment action or impeachment action (or defend any other similar judicial court proceeding) with respect thereto (an “Enforcement Action”), at AMT’s expense.  Amgen shall join, at AMT’s expense, as a party plaintiff if required by applicable Law to maintain the action and, in any event, shall, at AMT’s expense, give AMT reasonable assistance and authority to file and prosecute such Enforcement Action.  If, in an Enforcement Action initiated by AMT, Amgen is involuntarily joined other than by AMT, then AMT shall bear Amgen’s expenses for the prosecution of the Enforcement Action.  In the event that any Licensed Patent Right covering both the Licensed Field and activity outside the Licensed Field is being infringed by a Third Party or is subject to a declaratory judgment action, impeachment action or any other challenge to the Licensed Patent Rights, then, subject to Section 7.3.4, upon AMT’s written request, Amgen shall use good faith reasonable efforts to gain the cooperation of any licensee of the Licensed Patent Rights for use outside of the Licensed Field in connection with the enforcement with respect to such infringement or with respect to the defense of any such declaratory judgment action, impeachment action or other challenge.

7.3.2                     In the event that AMT fails to initiate an Enforcement Action to enforce such Licensed Patent Rights against such an Infringing Product in the Licensed Field, within [**] days of a request by Amgen to do so (or such shorter period of time as necessary to prevent the loss of Amgen’s (or its designee’s) ability to subsequently initiate an Enforcement Action or diminution of rights or remedies thereunder (whether due to an expiration of the statute of limitations, estoppel by laches or similar doctrine)), Amgen (or its designee) may initiate an Enforcement Action against such infringement at its own expense.  The Party initiating or defending any such Enforcement Action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice at its own expense.  In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing information and materials, at the Enforcing Party’s request and expense.

7.3.3                     Any recovery received as a result of any Enforcement Action to enforce Licensed Patent Rights in the Licensed Field pursuant to this Section 7.3 (Enforcement) shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action (and not previously reimbursed), and the remainder of the recovery shall be shared as follows:

7.3.3.1           If AMT is the Enforcing Party: (i) with respect to such portion of the recovery that is characterized as lost profits in the Licensed Field, [**] percent ([**]%) to AMT (provided, however, that such portion of the recovery will be used to calculate Net Revenues attributable to such lost profits (and AMT shall pay Amgen Revenue Sharing Payments on such (hypothetical) Net Revenues in accordance with Section 4.2(i)); and (ii) with respect to such portion of the recovery that is not characterized as lost profits, [**] percent ([**]%) to AMT;

7.3.3.2           If Amgen or its designee is the Enforcing Party, [**] to Amgen and [**] to AMT; and

7.3.3.3           In all cases, any such remainder which is a recovery from such an Enforcement Action which represents damages from sales of products other than Infringing Products or outside the Licensed Field (e.g. sales of a product outside the Licensed Field) shall inure solely and be paid over to Amgen.

7.3.4                     For clarity, except as may be otherwise agreed between the Parties in writing, as between the Parties, Amgen shall have the exclusive right, at its expense, to control the enforcement of or defend any declaratory judgment action with respect to the Licensed Patent Rights outside the Licensed Field and shall retain all recoveries arising therefrom.  Amgen shall notify AMT of any such action, and, if Amgen (rather than a licensee of Amgen) is directly handling such action, then Amgen shall keep AMT reasonably informed of the progress of any such action and reasonably consider any comments AMT may have with respect to such action.

7.3.5                     Neither Party shall enter into any settlement of any claim described in this Section 7.3 (Enforcement) that admits to the invalidity or unenforceability of the Licensed Patent Rights, incurs any financial liability on the part of the other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party without such other Party’s written consent, which consent shall not be unreasonably withheld or delayed.  In any event, the other Party shall reasonably assist the Enforcing Party and cooperate in any such litigation at such Enforcing Party’s request and expense.

SECTION 7.4               Patent Term Extensions/Supplementary Protection Certificates.  Subject to any rights of a licensee of Amgen existing as of the Effective Date under any Licensed Patent Rights (a “Pre-Existing Licensee”), Amgen hereby authorizes AMT, its Affiliates and Sublicensees to seek patent term extensions and supplementary protection certificates (collectively, “PTEs”) of any or all Licensed Patent Rights in all countries throughout the world where such rights are obtainable.  Prior to seeking any such PTEs, AMT shall notify Amgen in writing of its intent to seek a PTE (a “PTE Notice”).  Amgen shall notify AMT in writing within [**] days of receipt of a PTE Notice of whether AMT is permitted to seek such a PTE or whether such PTE would be reasonably likely to conflict with a Pre-Existing Licensee’s right to seek any similar patent term extensions and supplementary protection certificates.  Amgen shall reasonably cooperate with AMT’s efforts to file applications for such patent term extensions and supplementary protection certificates; provided, however, that AMT shall reimburse Amgen for its reasonable out-of-pocket expenses with respect to such cooperation.

SECTION 7.5               Patent Marking.  AMT shall mark (or caused to be marked) all GDNF Products marketed and sold hereunder with appropriate Licensed Patent Rights numbers or indicia at Amgen’s request to the extent permitted by Law, in those countries in which such notices impact recoveries of damages or remedies available with respect to infringements of patents.

ARTICLE 8.            TERMINATION

SECTION 8.1               Term.  The term of this Agreement shall commence on the Effective Date, and, unless sooner terminated, continue in perpetuity.

SECTION 8.2               Termination by AMT.

8.2.1                     Termination At Will.  AMT shall have the right to terminate this Agreement at any time by giving Amgen ninety (90) days’ written notice of AMT’s election to terminate this Agreement.

8.2.2                     Default.  Upon any material breach of this Agreement by Amgen, AMT, in addition to any other remedy available at law or equity, shall have the right to provide notice to Amgen of such material breach.  In the event such material breach has not been cured by Amgen within [**] days after receipt of such notice, then, AMT shall have the right to terminate this Agreement by providing Amgen with [**] days written notice provided, however, that if such breach is not susceptible of cure within the stated [**] day period and Amgen uses diligent, good faith efforts to cure such breach, the stated period will be extended by an additional [**] days.

SECTION 8.3               Termination by Amgen.

8.3.1                     Monetary Default.  Upon any failure by AMT to timely pay undisputed amounts due to Amgen required to be paid under this Agreement, Amgen, in addition to any other remedy available at law or equity, shall have the right to terminate this Agreement by giving AMT thirty (30) days’ prior written notice.  This Agreement shall terminate upon the expiration of such thirty (30) day period, unless on or before such date AMT has paid such amounts (including the payment of interest on such amounts at an annual rate of the [**], in which case the Agreement shall continue unaffected.

8.3.2                     Diligence Default.  Amgen shall have the right to terminate the Agreement in accordance with Section 5.5 (Diligence Schedule).

8.3.3                     Nonmonetary Default.  Upon any material non-monetary breach of this Agreement by AMT (i.e., not involving the payment by AMT of any amounts required to be paid under this Agreement), Amgen, in addition to any other remedy available at law or equity, shall have the right to provide notice to AMT of such material non-monetary breach.  In the event such material non-monetary breach has not been cured by AMT within [**] days after receipt of such notice, then, Amgen shall have the right to terminate this Agreement by providing AMT with [**] days written notice provided, however, that if such breach is not susceptible of cure within the stated [**] day period and AMT uses diligent, good faith efforts to cure such breach, the stated period will be extended by an additional [**] days.

SECTION 8.4               Effects of Termination of this Agreement.

8.4.1                     Sublicenses.  Save as expressly provided in Section 8.4.3 and Section 8.5 (Reversion Rights), termination of this Agreement for any reason shall effect the immediate and simultaneous termination of all Sublicenses and of all rights extended to the Affiliates of AMT subject to the provisions of Section 8.4.2 (GDNF Product in Stock).

8.4.2                     GDNF Product in Stock.  For a period of [**] days after the termination of this Agreement under either Section 8.2 (Termination by AMT) or 8.3 (Termination by Amgen), AMT, its Affiliates and Sublicensees shall have the right to sell off any stock of GDNF Product on hand or in-process and provide services relating to GDNF Products, and the provisions of Section 4.2 (Revenue Sharing) and the payment provisions of this Agreement shall apply to such sales.

8.4.3                     Sublicensees.  In the event of the termination of this Agreement under Section 8.3 (Termination by Amgen), Amgen will, if required by AMT (and provided that the applicable Sublicensee is not in breach of any Sublicense granted to it under this Agreement), enter into direct licenses with up to no more than [**] Sublicensees of AMT on terms which are the same as or substantially similar to those set out in this Agreement; provided, however, that the request shall be made once and all Sublicensed territories throughout the world must be covered by the aggregate direct license agreements.

SECTION 8.5               Reversion Rights.

8.5.1                     At Will or For AMT’s Breach.  In the event that AMT terminates the Agreement under Section 8.2.1 (Termination At Will) or Amgen terminates the Agreement under Section 8.3.1 or 8.3.3 (but not under Section 8.3.2), then, the following provisions shall apply:

8.5.1.1           Grant of License.  Upon Amgen’s written request, AMT grants Amgen and its Affiliates a worldwide, royalty-bearing, exclusive license, with the right to grant Sublicenses, under the AMT Licensed Patent Rights and AMT Licensed Know-How to Exploit GDNF Products in the Licensed Field on the terms of Articles 4,6, 8.2.1, 8.3.1 and 8.3.3 of this Agreement such that the term “AMT” shall be replaced by the term “Amgen” and the term “Amgen” by the term “AMT” save that the Revenue Sharing Payments due to AMT shall be [**] percent ([**]%) for payments under Section 4.2(i), [**] percent ([**]%) for payments under Section 4.2(iii), and [**] percent ([**]%) for payments under Section 4.2(iii).  In addition, the provisions of Section 9.5 shall apply to the AMT Licensed Know-How save that Amgen’s obligations in respect of the AMT Licensed Know-How shall apply for [**] years post termination (rather than [**] years post termination).  In the event that any intellectual property rights that are useful or necessary to Exploit GDNF Products are not included in the foregoing license grant by reason of a requirement on the part of AMT under a written agreement, including any patents licensed to AMT by the National Institutes of Health and/or the FDA, (a “Third Party Agreement”) to pay a Third Party any amounts with respect to Amgen’s Exploitation of a GDNF Product, Amgen shall have the right, but not the obligation, to elect to obtain a license under such Third Party intellectual property rights.  In the event Amgen elects to obtain such a license, Amgen shall provide written notice thereof to AMT.  If Amgen so elects, then each Party shall use Reasonably Diligent Efforts to obtain such a direct license to Amgen from such Third Party provided that such license is on substantially similar terms to the Third Party Agreement and in any event on financial terms that are no less favourable to Amgen than under the Third Party Agreement.  If it is not possible to obtain such a direct license to Amgen then AMT shall use Reasonably Diligent Efforts to grant a sublicense under the Third Party Agreement to Amgen, to the extent that such sublicensing is allowed by the Third Party Agreement.  If sublicensing under any Third Party Agreements is allowed but limited or restricted, AMT shall, upon request by Amgen, seek consent or take such other actions as are reasonably necessary to seek to enable AMT to sublicense under such Third Party Agreements.  In the event that Amgen elects to obtain a sublicense, then Amgen shall pay AMT any amounts owed to such Third Party under the Third Party Agreements by reason of Amgen’s Exploitation of GDNF Products.  Amgen shall indemnify AMT on the terms of Section 8.9.1 in respect of any Third Party (including any licensor) claims relating to Amgen’s performance under the sublicense.  Amgen shall have the right, in its sole discretion, to terminate the sublicense upon [**] days written notice to AMT.  For any sublicenses granted by AMT to Amgen under this Section 8.5.1.1 (Grant of License), AMT shall maintain the underlying Third Party Agreement in full force and effect and shall promptly notify Amgen of any notice of default or other circumstances related to the underlying Third Party Agreement that may reasonably affect the sublicense granted to Amgen.

8.5.1.2           No Other Rights.  Amgen acknowledges that the rights and licenses granted under Section 8.5.1.1 are limited to the scope expressly granted.  Accordingly, except for the rights expressly granted under Section 8.5.1.1, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by AMT to Amgen.  All rights that are not specifically granted herein are reserved to AMT.  Without limiting the foregoing, Amgen hereby acknowledges that AMTretains the right to Exploit, and authorize (by license or otherwise) Third Parties to Exploit, any product other than a GDNF Product even if such product is covered by a claim within the AMT Licensed Patent Rights.

8.5.1.3           Limited Exploitation Rights.  In the event that Amgen requests a license from AMT in accordance with Section 8.5.1.1 (Grant of License), without limiting the provisions of Section 8.5.1.2 (No Other Rights), Amgen agrees (on behalf of itself and its Affiliates), and shall cause each of its Sublicensees to agree as a condition to the grant of a Sublicense, not to Exploit any AMT Licensed Know-How or AMT Licensed Patent Rights in any use outside the Licensed Field or for any products other than GDNF Products.

8.5.1.4           Cooperation.  The Parties shall work together in good faith for a period of [**] days to transfer to Amgen any GDNF Product developed by AMT prior to the date of such termination, including by transferring Regulatory Filings related to the program and manufacturing of GDNF Products.

8.5.1.5           Exclusivity.  AMT hereby agrees that for a period of three (3) years thereafter (i) neither it nor any of its Affiliates shall itself Exploit any Gene Therapy product that delivers

GDNF or the gene that encodes GDNF, or in either case any fragment of GDNF that has Functional Activity and (ii) neither it nor any of its Affiliates shall grant to any Third Party a license under the AMT Licensed Patent Rights or the AMT Licensed Know-How to Exploit any Gene Therapy product that delivers GDNF or the gene that encodes GDNF, or in either case any fragment of GDNF that has Functional Activity.  Notwithstanding the foregoing, in the event that AMT or its Affiliate enters into a Subsequent Distracting Transaction during such three (3) year period, AMT shall either (x) Divest the Subsequent Distracting Program, (y) terminate the Subsequent Distracting Program, or (z) pay Amgen (a) milestones with respect to such Subsequent Distracting Product(s) pursuant to Article 4 (Fees and Revenue Sharing Payments) hereunder on a retroactive basis; and (b) Revenue Sharing Payments with respect to such Subsequent Distracting Product(s) pursuant to Article 4 (Fees and Revenue Sharing Payments) hereunder on a going forward basis from the date of the closing of the Subsequent Distracting Transaction (in each case treating such Subsequent Distracting Product as a GDNF Product) until the end of the Payment Term.  If AMT elects to Divest the Subsequent Distracting Program, then it will use its reasonable efforts to Divest such Subsequent Distracting Program.  In the event AMT elects to Divest the Subsequent Distracting Program and fails to complete such Divestiture within [**] of the closing of the Subsequent Distracting Transaction, then AMT will be deemed to have elected to pay Amgen milestones and royalties as set forth in the preceding sentence.  If AMT elects to terminate the Subsequent Distracting Program then it will terminate all activities of such program (other than as required by Law) within [**] days after the closing of the Subsequent Distracting Transaction.

SECTION 8.6               For Amgen’s Breach or for AMT’s breach under Section 8.3.2.  In the event that AMT terminates the Agreement under Section 8.2.2 or Amgen terminates the Agreement under Section 8.3.2 then Amgen and its Affiliates shall have no right to any license under the AMT Licensed Patent Rights and AMT Licensed Know-How or any right or license to any Regulatory Filings related to the program and manufacturing of GDNF Products.

SECTION 8.7               Surviving Obligations and Provisions.  In addition to any provision of this Agreement that expressly survives the termination of this Agreement, the provisions of Sections 4.1 (Milestone Fees) (with respect to milestones reached prior to such termination), 4.2 (Revenue Sharing Payments) (with respect to sales made before such termination, or pursuant to Section 8.4.2 (GDNF Product in Stock and payments received by AMT from Sublicensees before such termination), 7.1 (Patent Prosecution), 8.4 (Effects of Termination of this Agreement), 8.5 (Reversion Rights), 8.6 (For Amgen’s Breach or for AMT’s breach under Section 8.3.2) and 8.7 (Surviving Obligations and Provisions) and Articles 1 (Definitions), 6 (Reports, Payments and Records) (with respect to periods with sales of GDNF Products made before such termination or payments received before such termination, or pursuant to Section 8.4.2 (GDNF Product in Stock)), and 9 (General) (excluding Section 9.7.1 (Representations, Warranties and Covenants)) shall survive the termination of this Agreement.  Except those provisions of this Agreement that expressly survive the termination of this Agreement, all other provisions of this Agreement shall terminate and be of no further effect upon the termination of this Agreement for any reason.

ARTICLE 9.            GENERAL

SECTION 9.1               Termination of Original Agreement.  Effective as of the Effective Date, Amgen and AMT hereby expressly terminate the Original Agreement including, except to the extent set forth in this Agreement, any terms which expressly or impliedly survive the termination of the Original.  Each of Amgen and AMT on behalf of itself and its Affiliates and successors releases and discharges the other and its Affiliates and successors from all duties and obligations whatsoever in respect of the Original Agreement, provided that each of Amgen and AMT and their successors do not waive any rights, action, proceedings, claims, costs, awards and damages which it may have against the other or any of its Affiliates or successors and which have arisen or which may arise in relation to the Original Agreement.  This Agreement and all Schedules attached to this Agreement constitute the entire agreement between the Parties as to the subject matter of such documents.  All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings are superseded and merged into, extinguished by and completely expressed by such documents.  No Party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in such documents.

SECTION 9.2               Addresses and Notices.  All notices, requests, reports and other communications provided in this Agreement shall be in writing and shall be deemed to have been made or given when received, if delivered by hand or sent by e-mail, facsimile or overnight courier:

If to Amgen:

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320-1799
Fax: 805-499-6751
Attention: Corporate Secretary

If to AMT:

Amsterdam Molecular Therapeutics
PO Box 22506
1100 DA
Amsterdam, Netherlands
Fax: 31 20 566 9272

Attention:    For billing: Finance (Financef@amtbiopharma.com)
For all other issues: The Chief Executive Officer

Such addresses may be altered by written notice so given.

SECTION 9.3               Applicable Law.  This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Licensed Patent Right, which issue shall be determined in accordance with the laws of the country in which such patent was issued.  Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts.  Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum.  The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.  Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

SECTION 9.4               Performance by Affiliates.  Either Party shall have the right to exercise its rights and perform its obligations hereunder through its Affiliates, provided it shall remain responsible for such performance.

SECTION 9.5               Confidential Information.

9.5.1                     Obligations and Restrictions.  A Party receiving Confidential Information under this Agreement or the Original Agreement shall, subject to Section 8.5.1.1, until [**] years following the termination of this Agreement, maintain such Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, except to directors, officers, employees, consultants, subcontractors, Sublicensees and/or agents who are bound by like terms of confidentiality, nor use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement.  The receiving Party further agrees to exercise reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, Sublicensees and agents.  Additionally, the terms of this Agreement and the Original Agreement will be held in confidence by the Parties until [**] years following the termination of this Agreement or the Original Agreement, except to the extent necessary in order to enforce its rights under this Agreement or as required by the rules of any securities exchange or automated quotation system or to the extent such terms are required to be disclosed to a governmental agency, or in response to involuntary compulsory process issued by a court, administrative agency or any governmental body having apparent jurisdiction provided the Party subject to such process first provides notice to the other Party hereto (to the extent practicable) and reasonably cooperates with efforts by the notified Party to secure confidential protection of such terms.  The obligations of the Parties under this Section 9.5.1 are subject to the provisions of Section 9.5.2 and 9.5.3.

9.5.2                     Release from Restrictions.  The provisions of Section 9.5.1 (Obligations and Restrictions) shall not apply to any Confidential Information that:

(i)                                     was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party through no fault of the receiving Party;

(ii)                                  became generally available to the public or otherwise part of the public domain after its disclosure through no fault of the receiving Party;

(iii)                               at the time of receipt by a Party was independently known to such Party without obligation of confidentiality from a source other than the other Party to this Agreement or anyone acting on behalf of any of them;

(iv)                              has been made available to such Party without obligation of confidentiality by a Third Party having the lawful right to do so without breaching any such obligation of nonuse or confidentiality to any Party to this Agreement; or

(v)                                 was independently developed by the receiving Party (without reference to or use of Confidential Information of the disclosing Party).

9.5.3                     Activities Related to GDNF Products.  The restrictions set forth in this Section 9.5 (Confidential Information) shall not prevent (i) a Party from preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to a GDNF Product in accordance with the terms of this Agreement, or (ii) AMT from disclosing Confidential Information to governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or marketing of a GDNF Product, or (iii) AMT from conducting Exploitation with respect to GDNF Products as permitted by this Agreement (including the disclosure of Confidential Information to Sublicensees), or (iv) a Party from disclosing Confidential Information of the other Party or the terms of this Agreement to: (a) its actual or potential investments bankers and other advisers (including financial, accounting and legal); (b) actual and prospective lenders or funders for the purpose of obtaining financing for its business; and (c) to a bona fide potential acquirer or merger partner for the purposes of evaluating entering into a merger or acquisition, provided, however, any such disclosure shall be subject to the Third Party receiving such Confidential Information or the terms of this Agreement being obligated to substantially the same extent as set forth in this Section 9.5 (Confidential Information) to hold in confidence and not make use thereof for any purpose other than those permitted by this Agreement.

SECTION 9.6                                             Compliance With Law; Severability.  Nothing in this Agreement shall be construed to require the commission of any act contrary to Law.  If this Agreement conflicts with any statute, law, ordinance or treaty concerning the legal right of the parties to contract, the latter shall prevail.  In such event, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

SECTION 9.7                                             Representations, Warranties and Covenants.

9.7.1                     Representations and Warranties.  Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(i)                                     Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated;

(ii)                                  Such Party (a) has the corporate power and authority and legal right to enter into this Agreement, to perform its obligations and to grant the licenses hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(iii)                               This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal and valid obligation binding upon such Party and enforceable against it in accordance with its terms;

(iv)                              The execution, delivery and performance of this Agreement by such Party do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any applicable Law;

(v)                                 Such Party is aware of no action, suit, inquiry or investigation instituted by any Third Party that questions or threatens the validity of this Agreement;

(vi)                              All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with this Agreement have been obtained; and

(vii)                           No Joint Know-How (as such term is defined in the Original Agreement) was generated by the Parties in connection with their activities under the Original Agreement.

9.7.2                     Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9.7 (REPRESENTATIONS, WARRANTIES AND COVENANTS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND, INCLUDING AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR NON-INFRINGEMENT.  SPECIFICALLY, NEITHER PARTY WARRANTS THE VALIDITY OR ENFORCEABILITY OF

THE PATENT RIGHTS LICENSED HEREUNDER, AND MAKES NO REPRESENTATIONS WHATSOEVER WITH REGARD TO THE SCOPE OF THE PATENT RIGHTS LICENSED HEREUNDER, OR THAT THE PATENT RIGHTS LICENSED HEREUNDER MAY BE EXPLOITED WITHOUT INFRINGING OTHER PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

9.7.3                     Covenants.  Each Party hereby covenants that it shall not enter into any agreement that is in conflict with this Agreement.  Further, AMT covenants it shall not knowingly use any employee or consultant who is or has been debarred by the FDA or other regulatory agency, or, to the best of AMT’s knowledge, is or has been the subject of debarment proceedings by the FDA or other regulatory agency.

9.7.4                     AMT Acknowledgement.  AMT hereby acknowledges that: (i) Amgen has granted certain rights under the Licensed Know-How and Licensed Patent Rights to MedGenesis Therapeutix Inc. and Biovail Laboratories International SRL outside of the Licensed Field; (ii) Amgen has granted certain academic institutions the right under material transfer agreements to conduct research (including preclinical and non-clinical activities but excluding in vivo and clinical activities) with respect to GDNF; and (iii) Amgen has placed a clinical hold order on its Regulatory Filings for the GDNF Product.

SECTION 9.8                                             Waiver.  A Party’s consent to or waiver, express or implied, of the other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of the other Party.  A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition.  A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

SECTION 9.9                                             Indemnity.

9.9.1                     By Amgen.  Amgen agrees to defend AMT and its directors, officers, employees and agents (the “AMT Indemnified Parties”) at Amgen’s cost and expense, and will indemnify and hold AMT and the other AMT Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) resulting from any Third Party claim (including product liability claims and any claims made by any licensors under any Third Party Agreements described in Section 8.5.1.1) arising out of or otherwise relating to (i) the gross negligence or willful misconduct of Amgen, or (ii) breach of this Agreement or the representations and warranties made hereunder by Amgen or (iii) following the grant of the licenses to Amgen under Section 8.5, the Exploitation of any GDNF Product by or on behalf of Amgen or its Affiliates or Sublicensees; except, in each case, to the extent such Losses result from clause (i), (ii), or (iii) of Section 9.9.2 (By AMT).  In the event of any such claim against the AMT Indemnified Parties by a Third Party, AMT shall promptly notify Amgen in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of Amgen except to the extent Amgen is actually prejudiced thereby) and Amgen shall solely manage and control, at its sole expense, the defense of the claim and its settlement; provided, however, that Amgen shall not settle any such claim without the prior written consent of AMT if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by an AMT Indemnified Party), would bind or impair an AMT Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of AMT is invalid or unenforceable.  The AMT Indemnified Parties shall cooperate with Amgen and may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

9.9.2                     By AMT.  AMT agrees to defend Amgen and its directors, officers, employees and agents (the “Amgen Indemnified Parties”) at AMT’s cost and expense, and will indemnify and hold Amgen and the other Amgen Indemnified Parties harmless from and against any Losses resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (i) the gross negligence or willful misconduct of AMT, (ii) the Exploitation of any GDNF Product by or on behalf of AMT or its Affiliates, or (iii) breach of this Agreement or the representations and warranties made hereunder by AMT; except, in each case, to the extent such Losses result from clause (i) or (ii) of Section 9.9.1 (By Amgen).  In the event of any such claim against the Amgen Indemnified Parties by a Third Party, Amgen shall promptly notify AMT in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of AMT except to the extent AMT is actually prejudiced thereby) and AMT shall solely manage and control, at its sole expense, the defense of the claim and its settlement; provided, however, that AMT shall not settle any such claim without the prior written consent of Amgen if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by an Amgen Indemnified Party), would bind or impair an Amgen Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Amgen is invalid or unenforceable.  The Amgen Indemnified Parties shall cooperate with AMT and may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

9.9.3                     No Liability for Pre-Effective Date Losses.  Neither Party shall assume or be liable for any Losses (whether by way of indemnity or otherwise) resulting from or arising in connection with the activities of the other Party (or any agent, independent contractor or Third Party engaged by such other Party) or relating to such other Party’s intellectual property rights on or prior to the Effective Date.

9.9.4                     Insurance.  AMT shall at its own expense procure and maintain during the term of this Agreement and for [**] years thereafter, insurance policy/policies, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent pharmaceutical companies and with AAV gene therapy trials generally.  AMT’s insurance shall not be construed to create a limit of AMT’s liability with respect to its indemnification obligations under this Article 12 (General).  AMT’s insurance hereunder shall be primary with respect to the obligations for which it is liable hereunder.

SECTION 9.10                                      LIMITATION OF DAMAGES.  IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL EXLEMPARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS), EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  The limitations set forth in this Section 9.10 (Limitation of Damages) shall not apply with respect to (i) any breach of Section 9.5 (Confidential Information) or (ii) the willful misconduct of a Party.  NOTHING IN THIS SECTION 9.10 (LIMITATION OF DAMAGES) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 9.9 (INDEMNITY) WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

SECTION 9.11                                      The limitations of liability and exclusion of damages herein, shall apply even if a Party had or should have had knowledge, actual or constructive, of the possibility of such damages.  In addition, such limitations of liability and exclusion of damages, and the sole and exclusive remedies provided herein: (i) are fundamental elements of this Agreement, which would not be entered into without such limitations, exclusions and sole/exclusive remedies; (ii) shall apply whether a claim is based on breach of contract, breach of warranty, tort (excluding fraud or intentional misconduct) or otherwise; and (iii) shall apply even if the breach is a total and/or fundamental breach of this Agreement and regardless of whether the limited damages or remedies fail of their essential purpose and/or fail to provide relief to a Party.

SECTION 9.12                                      Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by a Party (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other Party; provided, however, that either Party may, without the other’s consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business related to this Agreement whether in a merger, consolidation, acquisition or similar transaction.  Notwithstanding anything contained in the foregoing to the contrary, either Party may assign this Agreement to its Affiliates.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment or transfer in violation of this Section 9.12 (Assignment) shall be void.

SECTION 9.13                                      Non-Use of Names.  Amgen shall not use the name, trademark, logo, physical likeness or name of AMT or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without AMT’s prior written consent.  Amgen shall require its Affiliates and Sublicensees to comply with the foregoing.  AMT shall not use the name, trademark, logo, physical likeness or name of Amgen or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Amgen’s prior written consent.  AMT shall require its Affiliates and Sublicensees to comply with the foregoing.

SECTION 9.14                                      Publicity.  Neither Party shall originate any publicity, news release or other public announcement, written or oral, of this Agreement or its terms, without the prior approval of the other Party except solely to the extent a Party reasonably believes same is otherwise required by Law.  Any Press Release in connection with the signing of this Agreement is set out in Schedule 9.14.  Each Party shall to the extent consistent with applicable Laws and regulations limit the disclosure of the financial terms set forth in this Agreement (such as by requesting confidential treatment of such terms in documents required to be filed with the U.S. Securities and Exchange Commission).  AMT shall provide a proposed draft to Amgen of any intended press releases or other public disclosure, which AMT is required to make under applicable Law or stock exchange rule to the extent relating to this Agreement or the activities contemplated under this Agreement as soon as practicable and when possible at least [**] business days in advance of its proposed release.  Amgen shall consider AMT’s request to make such press release or statement and within [**] business days of receiving such press release or statement or sooner if reasonably requested by AMT, indicate to AMT whether Amgen requires any changes to be made prior to the release thereof, which changes AMT shall be required to make prior to making such press release or other public disclosure, unless the making of such changes would, in AMT’s reasonable belief, put AMT in violation of a legal requirement to disclose a material fact pursuant to applicable Law or stock exchange rules.  Notwithstanding the foregoing, if applicable Law or stock exchange rules, in the opinion of counsel, require disclosure in a time frame that makes prior disclosure by AMT to Amgen in accordance with the foregoing procedures impractical under the circumstances, AMT may make such disclosure provided that it promptly provide such disclosure to Amgen.

SECTION 9.15                                      Construction.  The Parties agree that each Party has reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply to the interpretation of this Agreement.  As used herein, the terms “include”, “includes” and “including” shall be deemed to be immediately followed by “without limitation”.

SECTION 9.16                                      Headings.  The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.  Unless otherwise specified, (i) references in this Agreement to any Article, Section, or Schedule shall mean references to such Article, Section, or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section, and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

SECTION 9.17                                      Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

SECTION 9.18                                      Independent Contractors.  The relationship between AMT and Amgen created by this Agreement is solely that of independent contractors.  This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.  Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

SECTION 9.19                                      No Benefit of Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties (with the exception of AMT Indemnified Parties and Amgen Indemnified Parties under Sections 9.9.1 and 9.9.2, respectively).

SECTION 9.20                                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles.

SECTION 9.21                                      License to Intellectual Property.  The Parties acknowledge that this Agreement constitutes a license to “intellectual property” as such term is used in §365(n) of the United States Bankruptcy Code (“Bankruptcy Code”).  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  Following the commencement of a bankruptcy proceeding of a Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform its obligations under this Agreement.

SECTION 9.22                                      English Language.  This Agreement, including all Schedules, is being executed in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties hereto.  All communications to be made or given pursuant to this Agreement shall be made in the English language.

[The rest of this page left intentionally blank.]

IN WITNESS WHEREOF, the Parties have each caused a duly authorized officer to sign this Agreement to be effective as of the Effective Date.

AMGEN INC.

By:	/s/ Roger M. Perlmutter
Name:	Roger M. Perlmutter
Title:	EVP Research & Development

AMSTERDAM MOLECULAR THERAPEUTICS

By:	/s/ P.J. Morgan CFO
Name:	Jörn Aldag
Title:	Chief Executive Officer

SCHEDULE 1.10

(AMT Licensed Patent Rights)

Country	Official No.	Filing Date	Case Status
[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

SCHEDULE 1.50

(Licensed Patent Rights)

GDNF Related IP

Country	Filing Number	Filing	Status
[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted. [**]

SCHEDULE 9.14

(Press Release)

Amsterdam Molecular Therapeutics Amends Amgen GDNF Gene License Agreement

Amsterdam, The Netherlands, DATE, 2010-Amsterdam Molecular Therapeutics (AMT) Holding N.V. (Euronext: AMT), a leader in the development of gene based therapies, today announced that it has amended and restated its licensing agreement with Amgen (Nasdaq: AMGN) for gene therapy applications incorporating the GDNF (glial cell derived neurotrophic factor) gene to which Amgen holds rights.  Financial terms were not disclosed.

The GDNF gene contains the information to produce a protein necessary for the development and survival of nerve cells.  The positive effect of GDNF on nerve cells has already been demonstrated in early research.  Studies with a GDNF gene therapy, AMT-090, in a Parkinson’s disease model are being conducted by AMT in collaboration with the University of Lund, Sweden.  AMT also plans to combine the GDNF gene with its proprietary adeno-associated virus (AAV) technology to develop gene therapies for a range of CNS applications, such as Huntington’s disease and amyotrophic lateral sclerosis (ALS), with an aim to protect and enhance the function of the affected nerve cells.

“Based on the promising early results of our GDNF gene therapy product in Parkinson’s disease models, we believe there is an opportunity for a similar approach in other debilitating CNS disorders.  For many of these disorders, current therapies are limited and tend only to treat symptoms.  Treatment with our gene therapies has the potential to halt or reverse disease progress,” said Jurn Aldag, CEO of AMT, “This agreement will allow us to progress the program for Parkinson’s Disease forward and at the same time find a partner who will support the funding of our GDNF programs in alternative indications.  Expanding the partnering opportunities could mean even greater interest as the widened therapeutic applications offer more chances of success, potentially less complex product development paths and in many cases fewer patients to enroll in clinical trials.”

About Amsterdam Molecular Therapeutics

AMT is a leader in the development of human gene based therapies.  Using adeno-associated viral (AAV) derived vectors as the delivery vehicle of choice for therapeutic genes, the company has been able to design and validate what is probably the first stable and scalable AAV production platform.  This proprietary platform can be applied to a large number of rare (orphan) diseases that are caused by one faulty gene.  Currently, AMT has a product pipeline with several AAV-based gene therapy products in LPLD, Hemophilia B, Duchenne Muscular Dystrophy, Acute Intermittent Porphyria, and Parkinson’s Disease at different stages of research or development.  AMT was founded in 1998 and is based in Amsterdam.

For further enquiries:

Jörn Aldag	Mike Sinclair
CEO	Partner
AMT	Halsin Partners
Tel: +31 20 566 7394	Tel: +44 20 7318 2955
j.aldag@amtbiopharma.com	msinclair@halsin.com

Certain statements in this press release are “forward-looking statements” including those that refer to management’s plans and expectations for future operations, prospects and financial condition.  Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify such forward-looking statements.  Such statements are based on the current expectations of the management of AMT only.  Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of AMT. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting AMT’s business.  AMT expressly disclaims any intent or obligation to update any forward-looking statements herein except as required by law.